                                                              Exhibit 99
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                             Third Quarter results

TORRANCE, Calif. February 12, 2003 -- Toyota Motor Credit Corporation ("the Company"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), announced earnings for the third quarter 2002.



                           Three Months Ended               Nine Months Ended
                              (in millions)                   (in millions)
                      ----------------------------    ----------------------------
                      12/31/02  12/31/01  % Change    12/31/02  12/31/01  % Change
                      --------  --------  --------    --------  --------  --------


Net Income            $     93  $     62       50%    $     68  $    133       49%

Derivative
Adjustment
(net of income tax)        (11)      (21)     (48%)        191        12     1492%
                      --------  --------  --------    --------  --------  --------
Net Income
Excluding
Derivative
Adjustment
(net of income tax)   $     82  $     41      100%    $    259  $    145       79%
                      ========  ========  ========    ========  ========  ========



Net income has been presented for the three and nine month periods ended December 31, 2002 and 2001 in accordance with generally accepted accounting principles in the United States ("GAAP"), and also on a basis which excludes the effects of derivative fair value adjustments calculated in accordance with Statement of Financial Accounting
Standards Statements 133, Accounting for Derivative Activities and Hedging Activities, and Statement of Financial Accounting Standards Statements 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities
- an Amendment of SFAS 133 ("Derivative Adjustment"). Management believes that providing a calculation of net income excluding the effect of the Derivative Adjustment provides useful information to investors for the reasons explained below, and a more balanced representation of the Company's operating results. Management uses this measure when analyzing its core operating results.

The Company uses derivative instruments to help mitigate exposure to interest rate and currency fluctuations related to its debt portfolio, and to manage the relationship between the yield on earning assets and the cost to fund these assets. The Company does not use any of these instruments for trading purposes.

In accordance with GAAP, the effect of interest rate movements on portfolio-based derivative instruments and the ineffective portion of the Company's fair value hedge relationships must be included in the Company's financial results. However, the effect of interest rate movements on the Company's related earning assets is not included in the Company's financial results under current GAAP rules. Management believes that including in the Company's financial results the effect of interest rate movements on its portfolio-based derivative instruments and fair value hedges in accordance with GAAP, while not including any corresponding valuation adjustment related to earning assets, does not provide a complete picture of the economics of the Company's business and its operating performance. Therefore, the Company reports financial results, including the Derivative Adjustment in accordance with GAAP, as well as excluding the Derivative Adjustment.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through Toyota Motor Credit Corporation, and extended service contracts through Toyota Motor Insurance Services ("TMIS"). The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.